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As filed with the Securities and Exchange Commission on November 14, 2001

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANCE IMAGING, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

33-0239910
(I.R.S. Employer Identification No.)

1065 PacifiCenter Drive, Suite 200
Anaheim, CA 92806
(Address of Principal Executive Offices)

1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries
(Full Title of the Plan)

Russell D. Phillips, Jr.
General Counsel and Secretary
Alliance Imaging, Inc.
1065 PacifiCenter Drive, Suite 200
Anaheim, CA 92806
(Name and Address of Agent For Service)

(714) 688-7100
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)(3)

Common Stock, $0.01 par value per share	6,325,000	$11.90	$75,267,500	$18,817

(1)
The 1999 Equity Plan for Employees of Alliance Imaging, Inc. and Subsidiaries (the "Plan") authorizes the issuance of 6,325,000 shares of common stock of Alliance Imaging, Inc. (the "Company") plus substitutions or adjustments to shares to account for any change in corporate capitalization, such as a stock split, any merger, consolidation, recapitalization or other distribution of stock or property.

(2)
Pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low price of the common stock as quoted on The New York Stock Exchange on November 13, 2001.

(3)
Computed in accordance with Section 6(b) of the Securities Act by multiplying 0.00025 by the proposed maximum aggregate offering price.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

    As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, previously filed by the Company with the Commission, are hereby incorporated by reference in this Registration Statement:

  (1)
  The Company's Registration Statement on Form S-1, as amended (File No. 333-64322); and

  (2)
  The Company's Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2001.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

    Not required.

Item 5. Interests of Named Experts and Counsel.

    The validity of the issuance of the shares of common stock registered hereby has been passed upon by Russell D. Phillips, Jr. who serves as General Counsel and Secretary of the Company and holds options to purchase Common Stock of the Company.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Company's certificate of incorporation and bylaws provide for indemnification of its directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law. The Company carries policies of insurance which cover the individual directors and officers of the Company for legal liability and which would pay on behalf of the Company for expenses

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of indemnification of directors and officers. The Company has entered into agreements with certain of its executive officers and directors that require the Company to indemnify such officers and directors against certain liabilities which may arise by reason of their status as officers and directors of the Company, including liabilities under the federal securities laws.

Item 7. Exemption From Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    See "Index to Exhibits."

Item 9. Undertakings.

      (a) The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  to include any prospectus required by Section 10(a)(3) of the Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,

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  unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on this 14th day of November, 2001.

ALLIANCE IMAGING, INC.
By:	/s/ RUSSELL D. PHILLIPS, JR. Name: Russell D. Phillips, Jr. Title: General Counsel

S–1

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell D. Phillips, Jr. and Kenneth S. Ord, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD N. ZEHNER Richard N. Zehner	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 14, 2001
/s/ JAMIE E. HOPPING Jamie E. Hopping	President, Chief Operating Officer and Director	November 14, 2001
/s/ KENNETH S. ORD Kenneth S. Ord	Chief Financial Officer (Principal Financial Officer)	November 14, 2001
/s/ HOWARD K. AIHARA Howard K. Aihara	Principal Accounting Officer	November 14, 2001
/s/ DAVID H. S. CHUNG David H. S. Chung	Director	November 14, 2001
/s/ ANTHONY B. HELFET Anthony B. Helfet	Director	November 14, 2001
Henry R. Kravis	Director
/s/ MICHAEL W. MICHELSON Michael W. Michelson	Director	November 14, 2001
George R. Roberts	Director
/s/ EDWARD L. SAMEK Edward L. Samek	Director	November 14, 2001

S–2

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Indenture, dated as of April 10, 2001, by and between the Company and the Bank of New York with respect to $260 million aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2011.(1)
4.2	Credit Agreement, dated as of November 2, 1999, as amended.(1)
4.3	Specimen certificate for shares of the Company's common stock, $.01 par value.(2)
5.1	Opinion as to the legality of the securities being offered.(3)
23.1	Consent of Deloitte & Touche LLP.(3)
23.2	Consent of Ernst & Young LLP.(3)
24.1	Power of Attorney (included on page S-2).(3)

(1)
Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-4, File No. 333-60682, as amended.

(2)
Incorporated by reference to exhibits filed with the Company's Registration Statement on Form S-1, File No. 33-40805, as amended.

(3)
Filed herewith.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS